Exhibit 99.1

Bridgewater Bancshares, Inc. Announces Record First Quarter 2021 Net Income of $10.7 Million, $0.37 Diluted Earnings Per Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $10.7 million for the first quarter of 2021, a 43.4% increase over net income of $7.4 million for the first quarter of 2020. Net income per diluted common share for the first quarter of 2021 was $0.37, a 46.1% increase, compared to $0.25 per diluted common share for the same period in 2020.

“This team has done a phenomenal job driving record quarterly earnings to start 2021,” commented Chairman, Chief Executive Officer, and President, Jerry Baack. “Our results demonstrate our ability to drive strong organic loan growth and stabilize our net interest margin despite a challenging rate environment and unprecedented levels of liquidity in the system. In addition to our operating results, we have met some exciting new milestones in the first quarter of 2021, surpassing $3.0 billion in assets and 200 employees for the first time in Company history. We will work to continue our momentum into the rest of 2021 despite the ongoing uncertainty related to the impacts of the pandemic.”

First Quarter 2021 Financial Results

			Diluted	Nonperforming	Adjusted
ROA	PPNR ROA (1)	ROE	earnings per share	assets to total assets	efficiency ratio (1)
1.47%	2.15%	15.87%	$0.37	0.03%	40.7%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Linked-Quarter Highlights

●	Diluted earnings per common share were $0.37 for the first quarter of 2021, compared to $0.17 per common share for the fourth quarter of 2020, or $0.32 per common share for the fourth quarter of 2020 when excluding tax-adjusted FHLB prepayment fees.

●	Annualized return on average assets (ROA) and annualized return on average common equity (ROE) for the first quarter of 2021 were 1.47% and 15.87% compared to ROA and ROE of 1.31% and 13.86%, respectively, for the fourth quarter of 2020, when excluding the tax-adjusted FHLB prepayment fees incurred in the fourth quarter of 2020.

●	Net interest margin was stable at 3.60% for the first quarter of 2021, compared to 3.61% in the fourth quarter of 2020.

●	A loan loss provision of $1.1 million was recorded in the first quarter of 2021 to support strong organic loan growth. The allowance for loan losses to total loans was 1.48% at March 31, 2021, compared to 1.50% at December 31, 2020. The allowance for loan losses to total loans, excluding Paycheck Protection Program (PPP) loans, was 1.59% at March 31, 2021, compared to 1.59% at December 31, 2020.

●	Gross loans, excluding PPP loans, increased $74.9 million in the first quarter of 2021, or 13.9% annualized.

●	Deposits increased $137.0 million in the first quarter of 2021, which was net of a $96.1 million managed run-off in brokered deposits.

●	Tangible book value per share, a non-GAAP financial measure, increased 5.2%, or $0.49, to $9.80 at March 31, 2021, compared to $9.31 at December 31, 2020.

●	Annualized net loan charge-offs (recoveries) as a percentage of average loans were (0.01)% for the first quarter of 2021, compared to 0.08% for the fourth quarter of 2020.

●	Loan modification balances as a percent of totals loans, excluding PPP loans, decreased from 3.0% at December 31, 2020 to 1.6% at March 31, 2021.

●	Round two PPP loan originations as of March 31, 2021, totaled $70.1 million, generating net deferred fees of $3.0 million.

Year-Over-Year Highlights

●	Net income was $10.7 million for the first quarter of 2021, compared to $7.4 million for the first quarter of 2020, an increase of $3.2 million, or 43.4%.

●	Diluted earnings per common share for the first quarter of 2021 were $0.37, compared to $0.25 for the first quarter of 2020, an increase of 46.1%.

●	Pre-provision net revenue (PPNR), a non-GAAP financial measure, was $15.6 million for the first quarter of 2021, an increase of 28.3%, compared to $12.2 million for the first quarter of 2020. PPNR ROA, a non-GAAP financial measure, was 2.15% for the first quarter of 2021, compared to 2.11% for the first quarter of 2020.

●	Net interest margin was stable at 3.60% for the first quarter of 2021, compared to 3.59% for the first quarter of 2020, despite extraordinary volatility in interest rates over the past year.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 40.7% for the first quarter of 2021, compared to 44.1% for the first quarter of 2020.

●	Gross loans increased $423.3 million at March 31, 2021, or 21.1%, compared to March 31, 2020. Excluding $163.3 million of PPP loans, gross loans increased 13.0%, at March 31, 2021, compared to March 31, 2020.

●	Deposits increased $738.5 million at March 31, 2021, or 38.9%, compared to March 31, 2020. Excluding brokered deposits and remaining PPP loan funds, deposits increased 32.1% at March 31, 2021, compared to March 31, 2020.

●	Tangible book value per share, a non-GAAP financial measure, increased 15.3%, or $1.31, to $9.80 at March 31, 2021, compared to $8.49 at March 31, 2020.

Recent Developments

The novel coronavirus (COVID-19) pandemic has continued to create uncertainty and extraordinary change for the Company, its clients, its communities and the country as a whole. Vaccines have been rolled out nationwide in the first quarter of 2021, however the situation remains fluid and management cannot estimate the duration and full impact of the COVID-19 pandemic on the economy, financial markets and the Company’s financial condition and results of operations.

The Company participated in both the first and second rounds of the Small Business Administration’s (SBA) PPP, which stemmed from the Coronavirus Aid, Relief and Economic Security, or CARES, Act that was signed into law on March 27, 2020, and reopened as authorized by the Economic Aid to Hard-Hit Small Businesses, Non-Profits, and Venues Act, which was signed into law on December 27, 2020, or Economic Aid Act. As of March 31, 2021, $93.1 million of round one PPP loans and $70.1 million of round two PPP loans remained outstanding for total outstanding PPP principal balances of $163.3 million.

The Company has developed programs for clients who are experiencing business and personal disruptions due to the COVID-19 pandemic by providing interest-only modifications, loan payment deferrals, and extended amortization modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic will not be considered troubled debt restructurings. There was no new modification activity in the first quarter of 2021. The Company had 19 modified loans totaling $37.1 million outstanding as of March 31, 2021, representing 1.6% of the total loan portfolio, excluding PPP loans.

The following table presents a rollforward of loan modification activity, by modification type, from December 31, 2020 to March 31, 2021:

(dollars in thousands)	Interest-Only	Payment Deferral	Extended Amortization	Total
Principal Balance - December 31, 2020	$61,105	$613	$4,834	$66,552
Modification Expired	(29,396)	—	—	(29,396)
Net Principal Advances (Payments)	(46)	5	(32)	(73)
Principal Balance - March 31, 2021	$31,663	$618	$4,802	$37,083

Key Financial Measures

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Per Common Share Data
Basic Earnings Per Share	$0.38	$0.18	$0.26
Diluted Earnings Per Share	0.37	0.17	0.25
Book Value Per Share	9.92	9.43	8.61
Tangible Book Value Per Share (1)	9.80	9.31	8.49
Basic Weighted Average Shares Outstanding	28,017,366	28,179,768	28,791,494
Diluted Weighted Average Shares Outstanding	28,945,212	28,823,384	29,502,245
Shares Outstanding at Period End	28,132,929	28,143,493	28,807,375

Selected Performance Ratios
Return on Average Assets (Annualized)	1.47%	0.70%	1.29%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	2.15	2.30	2.11
Return on Average Common Equity (Annualized)	15.87	7.45	11.94
Return on Average Tangible Common Equity (Annualized) (1)	16.06	7.55	12.10
Yield on Interest Earning Assets	4.31	4.46	4.90
Yield on Total Loans, Gross	4.74	4.89	5.17
Cost of Interest Bearing Liabilities	1.04	1.24	1.84
Cost of Total Deposits	0.59	0.69	1.27
Net Interest Margin (2)	3.60	3.61	3.59
Efficiency Ratio (1)	41.2	59.0	44.4
Adjusted Efficiency Ratio (1)	40.7	36.6	44.1
Noninterest Expense to Average Assets (Annualized)	1.51	2.16	1.69
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.49	1.34	1.68
Loan to Deposit Ratio	91.9	93.0	105.4
Core Deposits to Total Deposits	83.5	78.1	78.6
Tangible Common Equity to Tangible Assets (1)	8.99	8.96	10.13

Capital Ratios (Bank Only) (3)
Tier 1 Leverage Ratio	10.65%	10.89%	10.93%
Tier 1 Risk-based Capital Ratio	12.08	12.12	11.53
Total Risk-based Capital Ratio	13.33	13.37	12.67

Capital Ratios (Consolidated) (3)
Tier 1 Leverage Ratio	9.11%	9.28%	10.51%
Tier 1 Risk-based Capital Ratio	10.34	10.35	11.10
Total Risk-based Capital Ratio	14.46	14.58	13.38

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2021	2020	2020	2020	2020
Selected Balance Sheet Data
Total Assets	$3,072,359	$2,927,345	$2,774,564	$2,754,463	$2,418,730
Total Loans, Gross	2,426,123	2,326,428	2,259,228	2,193,778	2,002,817
Allowance for Loan Losses	35,987	34,841	31,381	27,633	24,585
Goodwill and Other Intangibles	3,248	3,296	3,344	3,391	3,439

Deposits	2,638,654	2,501,636	2,273,044	2,242,051	1,900,127
Tangible Common Equity (1)	275,923	262,109	262,088	253,799	244,704
Total Shareholders' Equity	279,171	265,405	265,432	257,190	248,143
Average Total Assets - Quarter-to-Date	2,940,262	2,816,032	2,711,755	2,622,272	2,317,040
Average Common Equity - Quarter-to-Date	272,729	265,716	263,195	255,109	250,800

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2021	2020	2020
Selected Income Statement Data
Interest Income	$30,440	$30,699	$27,468
Interest Expense	5,045	5,858	7,366
Net Interest Income	25,395	24,841	20,102
Provision for Loan Losses	1,100	3,900	2,100
Net Interest Income after Provision for Loan Losses	24,295	20,941	18,002
Noninterest Income	1,008	986	1,719
Noninterest Expense	10,923	15,258	9,746
Income Before Income Taxes	14,380	6,669	9,975
Provision for Income Taxes	3,709	1,690	2,532
Net Income	$10,671	$4,979	$7,443

Income Statement

Net Interest Income

Net interest income was $25.4 million for the first quarter of 2021, an increase of $554,000, or 2.2%, from $24.8 million in the fourth quarter of 2020, and an increase of $5.3 million, or 26.3%, from $20.1 million in the first quarter of 2020. The linked-quarter and year-over-year increases in net interest income were primarily due to growth in average interest earning assets, lower rates paid on deposits, and the recognition of PPP loan origination fees, offset partially by declining yields on loans. Average interest earning assets were $2.88 billion for the first quarter of 2021, an increase of $123.5 million, or 4.5%, from $2.76 billion for the fourth quarter of 2020, and an increase of $605.5 million, or 26.6%, from $2.28 billion for the first quarter of 2020. The linked-quarter increase in average interest earning assets was primarily due to strong organic growth in the loan portfolio. The year-over-year increase in average interest earning assets was primarily due to increased on-balance sheet liquidity, continued strong organic growth in the loan portfolio, as well as the funding of PPP loans.

Net interest margin (on a fully tax-equivalent basis) for the first quarter of 2021 was 3.60%, a 1 basis point decline from 3.61% in the fourth quarter of 2020, and a 1 basis point increase from 3.59% in the first quarter of 2020.

While the origination volume of PPP loans earning 1.00% negatively impacted net interest margin, the recognition of fees associated with the originations has benefited net interest margin for each of the past two quarters. The SBA began forgiving PPP loans, which has accelerated the recognition of PPP fees starting in the fourth quarter of 2020 and continuing into the first quarter of 2021. The Company recognized $1.5 million of PPP origination fees during the first quarter of 2021, compared to $1.7 million during the fourth quarter of 2020. The elevated fee recognition is illustrated in the 5.08% PPP loan yield for the first quarter of 2021.

The following table summarizes PPP loan originations and net origination fees as of March 31, 2021:

	Originated		Outstanding		Program Lifetime
	Number	Principal	Number	Principal	Net Origination	Net Origination
(dollars in thousands)	of Loans	Balance	of Loans	Balance	Fees Generated	Fees Earned
Round One PPP Loans	1,200	$181,600	412	$93,114	$5,706	$4,359
Round Two PPP Loans	517	70,144	517	70,144	3,041	68
Totals	1,717	$251,744	929	$163,258	$8,747	$4,427

Nevertheless, earning asset yields continue to be negatively impacted by the low interest rate environment, however given the volatility of the past year and competing dynamics on both sides of the balance sheet, the Company was encouraged by another quarter of meaningful deposit repricing that supported continued net interest margin stabilization.

Interest income was $30.4 million for the first quarter of 2021, a decrease of $259,000, or 0.8%, from $30.7 million in the fourth quarter of 2020, and an increase of $3.0 million, or 10.8%, from $27.5 million in the first quarter of 2020. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.31% in the first quarter of 2021, compared to 4.46% in the fourth quarter of 2020, and 4.90% in the first quarter of 2020. The linked-quarter decrease in the yield on interest earning assets was due primarily to the historically low interest rate environment resulting in a lower loan yield, lower loan fees recognized, and an increase in cash balances due to extraordinary deposit inflows, offset partially by $1.5 million of PPP loan origination fees. The year-over-year decline in the yield on interest earning assets was primarily due to the historically low interest rate environment coupled with unprecedented liquidity resulting in lower loan and security yields and excess cash balances.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield, excluding PPP loans, decreased to 4.72% in the first quarter of 2021, which was 15 basis points lower than 4.87% in the fourth quarter of 2020, and 45 basis points lower than 5.17% in the first quarter of 2020. While loan fees have maintained a relatively stable contribution to the aggregate loan yield, the historically low yield curve has resulted in a declining core yield on loans in comparison to both prior periods.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Interest	4.50%	4.59%	4.69%	4.76%	4.90%
Fees	0.22	0.28	0.24	0.25	0.27
Yield on Loans, Excluding PPP Loans	4.72%	4.87%	4.93%	5.01%	5.17%

Interest expense was $5.0 million for the first quarter of 2021, a decrease of $813,000, or 13.9%, from $5.9 million in the fourth quarter of 2020, and a decrease of $2.3 million, or 31.5%, from $7.4 million in the first quarter of 2020. The cost of interest bearing liabilities declined 20 basis points on a linked-quarter basis from 1.24% in the fourth quarter of 2020 to 1.04% in the first quarter of 2021, primarily due to lower rates paid on deposits. On a year-over-year basis, the cost of interest bearing liabilities decreased 80 basis points from 1.84% in the first quarter of 2020 to 1.04% in the first quarter of 2021, primarily due to lower rates paid on deposits, offset partially by strong growth of interest bearing deposits and additional subordinated debentures.

Interest expense on deposits was $3.7 million for the first quarter of 2021, a decrease of $408,000, or 10.0%, from $4.1 million in the fourth quarter of 2020, and a decrease of $2.1 million, or 35.9%, from $5.7 million in the first quarter of 2020. The cost of total deposits declined 10 basis points on a linked-quarter basis from 0.69% in the fourth quarter of 2020, and declined 68 basis points on a year-over-year basis from 1.27% in the first quarter of 2020, to 0.59% in the first quarter of 2021, primarily due to deposit rate cuts consistent with a lower rate environment and the downward repricing of time deposits. Given strong deposit inflows and ample time deposit maturities over the next 12 months, the Company anticipates continued deposit repricing opportunities in the future. Additionally, the significant FHLB de-leveraging strategy executed in the fourth quarter of 2020 has begun to manifest lower interest bearing liability costs in the current quarter.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020 is as follows:

	For the Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$105,477	$34	0.13%	$79,896	$32	0.16%	$29,462	$59	0.81%
Investment Securities:
Taxable Investment Securities	301,680	1,723	2.32	290,093	1,632	2.24	188,186	1,387	2.96
Tax-Exempt Investment Securities (1)	80,963	881	4.41	81,370	888	4.34	94,728	1,024	4.35
Total Investment Securities	382,643	2,604	2.76	371,463	2,520	2.70	282,914	2,411	3.43
Paycheck Protection Program Loans (2)	148,881	1,864	5.08	165,099	2,097	5.05	—	—	—
Loans (1)(2)	2,241,038	26,074	4.72	2,136,229	26,168	4.87	1,954,959	25,150	5.17
Total Loans	2,389,919	27,938	4.74	2,301,328	28,265	4.89	1,954,959	25,150	5.17
Federal Home Loan Bank Stock	5,045	78	6.28	6,856	92	5.35	10,270	100	3.93
Total Interest Earning Assets	2,883,084	30,654	4.31%	2,759,543	30,909	4.46%	2,277,605	27,720	4.90%
Noninterest Earning Assets	57,178			56,489			39,435
Total Assets	$2,940,262			$2,816,032			$2,317,040
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	364,017	422	0.47%	353,806	420	0.47%	246,843	431	0.70%
Savings and Money Market Deposits	724,104	1,008	0.56	538,030	1,003	0.74	533,578	1,905	1.44
Time Deposits	344,715	1,267	1.49	362,469	1,607	1.76	376,154	2,177	2.33
Brokered Deposits	402,694	974	0.98	433,037	1,049	0.96	218,289	1,211	2.23
Total Interest Bearing Deposits	1,835,530	3,671	0.81	1,687,342	4,079	0.96	1,374,864	5,724	1.67
Federal Funds Purchased	—	—	—	4,072	4	0.33	24,835	107	1.74
Notes Payable	6,722	61	3.66	11,000	105	3.77	12,505	115	3.70
FHLB Advances	57,500	228	1.61	99,196	551	2.21	172,379	1,027	2.40
Subordinated Debentures	73,776	1,085	5.96	73,696	1,119	6.04	24,744	393	6.39
Total Interest Bearing Liabilities	1,973,528	5,045	1.04%	1,875,306	5,858	1.24%	1,609,327	7,366	1.84%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	676,173			654,299			444,201
Other Noninterest Bearing Liabilities	17,832			20,711			12,712
Total Noninterest Bearing Liabilities	694,005			675,010			456,913
Shareholders' Equity	272,729			265,716			250,800
Total Liabilities and Shareholders' Equity	$2,940,262			$2,816,032			$2,317,040
Net Interest Income / Interest Rate Spread		25,609	3.27%		25,051	3.22%		20,354	3.06%
Net Interest Margin (3)			3.60%			3.61%			3.59%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(214)			(210)			(252)
Net Interest Income		$25,395			$24,841			$20,102

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $1.1 million for the first quarter of 2021, a decrease of $2.8 million from $3.9 million for the fourth quarter of 2020, and a decrease of $1.0 million from $2.1 million for the first quarter of 2020. The provision recorded in the first quarter of 2021 was primarily attributable to growth of the loan portfolio. The allowance for loan losses to total loans was 1.48% at March 31, 2021, compared to 1.50% at December 31, 2020, and 1.23% at March 31, 2020. The allowance for loan losses to total loans, excluding $163.3 million of PPP loans, was 1.59% at March 31, 2021.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2021	2020	2020
Balance at Beginning of Period	$34,841	$31,381	$22,526
Provision for Loan Losses	1,100	3,900	2,100
Charge-offs	(14)	(463)	(47)
Recoveries	60	23	6
Balance at End of Period	$35,987	$34,841	$24,585

Noninterest Income

Noninterest income was $1.0 million for the first quarter of 2021, an increase of $22,000 from $986,000 for the fourth quarter of 2020, and a decrease of $711,000 from $1.7 million for the first quarter of 2020. The linked-quarter increase was primarily due to increased other miscellaneous items, offset partially by lower gains on sales of securities and letter of credit fees. The year-over-year decrease was primarily due to lower swap fees, partially offset by increased letter of credit fees and other miscellaneous items.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2021	2020	2020
Noninterest Income:
Customer Service Fees	$234	$251	$240
Net Gain on Sales of Securities	—	30	3
Letter of Credit Fees	327	477	274
Debit Card Interchange Fees	130	118	92
Swap Fees	—	—	907
Other Income	317	110	203
Totals	$1,008	$986	$1,719

Noninterest Expense

Noninterest expense was $10.9 million for the first quarter of 2021, a decrease of $4.3 million from $15.3 million for the fourth quarter of 2020, and an increase of $1.2 million from $9.7 million for the first quarter of 2020. The linked-quarter decrease was primarily due to $5.6 million of prepayment fees associated with the extinguishment of $69.0 million of FHLB term advances incurred in the fourth quarter of 2020, partially offset by an increase in salaries and employee benefits. The year-over-year increase was primarily attributable to increased salaries and employee benefits, occupancy and equipment, and technology expenses, offset partially by decreased marketing and advertising expenses.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2021	2020	2020
Noninterest Expense:
Salaries and Employee Benefits	$7,102	$6,216	$6,454
Occupancy and Equipment	1,055	979	713
FDIC Insurance Assessment	315	270	190
Data Processing	291	293	229
Professional and Consulting Fees	544	566	485
Information Technology and Telecommunications	462	397	266
Marketing and Advertising	286	143	466
Intangible Asset Amortization	48	48	48
Amortization of Tax Credit Investments	118	146	85
FHLB Advance Prepayment Fees	—	5,613	—
Other Expense	702	587	810
Totals	$10,923	$15,258	$9,746

In the first quarter of 2021, the Company attracted 21 new hires in lending, deposit gathering, technology, risk management, and other supportive roles, which continued to demonstrate the Company’s status as a preferred employer amidst ongoing market disruption. The Company reached 200 full-time equivalent employees at March 31, 2021, compared to 183 employees at December 31, 2020, and 170 employees at March 31, 2020. The efficiency ratio, a non-GAAP financial measure, was 41.2% for the first quarter of 2021, compared to 59.0% for the fourth quarter of 2020, and 44.4% for the first quarter of 2020. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 40.7% for the first quarter of 2021, 36.6% for the fourth quarter of 2020 and 44.1% for the first quarter of 2020. The efficiencies of the Company’s “branch-light” model have been evident throughout the pandemic, and going forward, have positioned the Company well to continue making investments in technology as the industry adapts to evolving client behavior.

Income Taxes

The effective combined federal and state income tax rate for the first quarter of 2021 was 25.8%, an increase from 25.3% for the fourth quarter of 2020, and an increase from 25.4% for the first quarter of 2020.

Balance Sheet

Total assets at March 31, 2021 were $3.07 billion, a 5.0% increase from $2.93 billion at December 31, 2020, and a 27.0% increase from $2.42 billion at March 31, 2020. The linked-quarter increase in total assets was primarily due to strong organic loan growth and excess cash balances linked to continued strong deposit inflows. The year-over-year increase in total assets was primarily due to organic loan growth, PPP loan growth, purchases of investment securities, and excess cash balances.

Total gross loans at March 31, 2021 were $2.43 billion, an increase of $99.7 million, or 4.3%, over total gross loans of $2.33 billion at December 31, 2020, and an increase of $423.3 million, or 21.1%, over total gross loans of $2.00 billion at March 31, 2020. When excluding the PPP loans altogether, gross loans grew $74.9 million during the first quarter of 2021, or 13.9% on an annualized basis.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
(dollars in thousands)
Commercial	$301,023	$304,220	$287,254	$302,536	$299,425
Paycheck Protection Program	163,258	138,454	181,596	180,228	—
Construction and Land Development	193,372	170,217	175,882	191,768	183,350
Real Estate Mortgage:
1 - 4 Family Mortgage	294,964	294,479	286,089	289,456	272,590
Multifamily	665,415	626,465	585,814	522,491	536,380
CRE Owner Occupied	79,665	75,604	75,963	73,539	75,207
CRE Nonowner Occupied	720,396	709,300	660,058	627,651	631,541
Total Real Estate Mortgage Loans	1,760,440	1,705,848	1,607,924	1,513,137	1,515,718
Consumer and Other	8,030	7,689	6,572	6,109	4,324
Total Loans, Gross	2,426,123	2,326,428	2,259,228	2,193,778	2,002,817
Allowance for Loan Losses	(35,987)	(34,841)	(31,381)	(27,633)	(24,585)
Net Deferred Loan Fees	(11,273)	(9,151)	(10,367)	(10,287)	(5,336)
Total Loans, Net	$2,378,863	$2,282,436	$2,217,480	$2,155,858	$1,972,896

Total deposits at March 31, 2021 were $2.64 billion, an increase of $137.0 million, or 5.5%, over total deposits of $2.50 billion at December 31, 2020, and an increase of $738.5 million, or 38.9%, over total deposits of $1.90 billion at March 31, 2020. Deposit growth in the first quarter of 2021 was primarily due to an increase in noninterest bearing and interest bearing transaction deposits and savings and money market deposits, offset partially by a decline in time deposits and brokered deposits. The growth in core, non-maturity deposits was a result of both successful new client acquisition initiatives and pandemic-related accumulation of liquidity by existing clients. Given the fluid environment, management believes deposits could experience fluctuations in future periods; however, in the interim, the strong deposit inflows have provided the flexibility to let higher cost deposits roll off and reduce reliance on brokered deposits.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$712,999	$671,903	$685,773	$648,869	$476,217
Interest Bearing Transaction Deposits	433,344	366,290	322,253	285,386	255,483
Savings and Money Market Deposits	791,583	657,617	498,397	516,543	514,113
Time Deposits	344,581	353,543	363,897	382,187	393,340
Brokered Deposits	356,147	452,283	402,724	409,066	260,974
Total Deposits	$2,638,654	$2,501,636	$2,273,044	$2,242,051	$1,900,127

Total shareholders’ equity at March 31, 2021 was $279.2 million, an increase of $13.8 million, or 5.2%, over total shareholders’ equity of $265.4 million at December 31, 2020, and an increase of $31.0 million, or 12.5%, over total shareholders’ equity of $248.1 million at March 31, 2020. The linked-quarter and year-over-year increases were due to net income retained and an increase in unrealized gains in the securities and derivatives portfolios, partially offset by stock repurchases made under the Company’s stock repurchase program.

Strong earnings and capital growth coupled with better asset quality visibility as loan modifications expired supported management’s decision to resume repurchases under the Company’s stock repurchase program. The Company remains committed to maintaining strong capital levels while enhancing shareholder value as it strategically executes its stock repurchase program in this fluid economic environment. During the first quarter of 2021, the Company repurchased 16,618 shares of its common stock at a weighted average price of $12.50 for a total of $208,000.

Tangible book value per share, a non-GAAP financial measure, was $9.80 as of March 31, 2021, an increase of 5.2% from $9.31 as of December 31, 2020, and an increase of 15.3% from $8.49 as of March 31, 2020.

Asset Quality

Annualized net charge-offs (recoveries) as a percent of average loans for the first quarter of 2021 were (0.01)%, compared to 0.08% for the fourth quarter of 2020, and 0.01% for the first quarter of 2020. At March 31, 2021, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $770,000, or 0.03% of total assets, as compared to $775,000, or 0.03% of total assets at December 31, 2020, and $606,000 or 0.03% of total assets at March 31, 2020.

The Company has increased oversight and analysis of all segments of the loan portfolio in response to the COVID-19 pandemic, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. Loans that have potential weaknesses that warrant a watchlist risk rating at March 31, 2021, totaled $58.3 million, compared to $44.8 million at December

31, 2020. As the COVID-19 pandemic continues to evolve, the length and extent of the economic uncertainty may result in further watchlist or adverse classifications in the loan portfolio. Loans that warranted a substandard risk rating at March 31, 2021 totaled $6.7 million, compared to $15.2 million at December 31, 2020.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2021	2020	2020	2020	2020
Selected Asset Quality Data
Loans 30-89 Days Past Due	$—	$13	$458	$153	$21
Loans 30-89 Days Past Due to Total Loans	0.00%	0.00%	0.02%	0.01%	0.00%
Nonperforming Loans	$770	$775	$433	$602	$606
Nonperforming Loans to Total Loans	0.03%	0.03%	0.02%	0.03%	0.03%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.03%	0.03%	0.02%	0.03%	0.03%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.03	0.03	0.02	0.03	0.03
Nonperforming Assets (1)	$770	$775	$433	$602	$606
Nonperforming Assets to Total Assets (1)	0.03%	0.03%	0.02%	0.02%	0.03%
Allowance for Loan Losses to Total Loans	1.48	1.50	1.39	1.26	1.23
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.59	1.59	1.51	1.37	N/A
Allowance for Loans Losses to Nonperforming Loans	4,673.64	4,495.61	7,247.34	4,590.20	4,056.93
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	(0.01)	0.08	0.00	(0.01)	0.01

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

About the Company

Bridgewater Bancshares, Inc. is a financial holding company headquartered in St. Louis Park, Minnesota. The Company has two wholly owned subsidiaries, Bridgewater Bank, a Minnesota-chartered commercial bank founded in November 2005, and Bridgewater Risk Management, Inc., a captive insurance company founded in December 2016. Bridgewater Bank has two wholly owned subsidiaries, Bridgewater Investment Management, Inc. and BWB Holdings, LLC. Bridgewater Bank currently operates through 7 branches in Bloomington, Greenwood, Minneapolis (2), St. Louis Park, Orono, and St. Paul, all located within the Minneapolis-St. Paul-Bloomington metropolitan statistical area.

Investor Relations Contact:

Jerry Baack

Chief Executive Officer

investorrelations@bwbmn.com

952-893-6866

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes; interest rate risk; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events; potential impairment to the goodwill we recorded in connection with our past acquisition; changes to U.S. tax laws, regulations and guidance; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2021	2020	2020
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$200,896	$160,675	$61,526
Bank-Owned Certificates of Deposit	2,369	2,860	2,895
Securities Available for Sale, at Fair Value	397,326	390,629	307,317
Loans, Net of Allowance for Loan Losses of $35,987 at March 31, 2021 (unaudited), $34,841 at December 31, 2020 and $24,585 at March 31, 2020 (unaudited)	2,378,863	2,282,436	1,972,896
Federal Home Loan Bank (FHLB) Stock, at Cost	5,820	5,027	11,017
Premises and Equipment, Net	51,297	50,987	35,271
Accrued Interest	8,718	9,172	7,102
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	622	670	813
Other Assets	23,822	22,263	17,267
Total Assets	$3,072,359	$2,927,345	$2,418,730

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$712,999	$671,903	$476,217
Interest Bearing	1,925,655	1,829,733	1,423,910
Total Deposits	2,638,654	2,501,636	1,900,127
Notes Payable	—	11,000	12,500
FHLB Advances	57,500	57,500	207,500
Subordinated Debentures, Net of Issuance Costs	73,826	73,739	24,759
Accrued Interest Payable	1,736	1,615	1,688
Other Liabilities	21,472	16,450	24,013
Total Liabilities	2,793,188	2,661,940	2,170,587

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value
Authorized 10,000,000; None Issued and Outstanding at March 31, 2021 (unaudited), December 31, 2020 and March 31, 2020 (unaudited)	—	—	—
Common Stock- $0.01 par value
Common Stock - Authorized 75,000,000; Issued and Outstanding 28,132,929 at March 31, 2021 (unaudited), 28,143,493 at December 31, 2020 and 28,807,375 at March 31, 2020 (unaudited)	281	281	288
Additional Paid-In Capital	104,087	103,714	110,446
Retained Earnings	165,502	154,831	135,080
Accumulated Other Comprehensive Income	9,301	6,579	2,329
Total Shareholders' Equity	279,171	265,405	248,143
Total Liabilities and Equity	$3,072,359	$2,927,345	$2,418,730

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$27,908	$28,242	$25,113
Investment Securities	2,420	2,333	2,196
Other	112	124	159
Total Interest Income	30,440	30,699	27,468

INTEREST EXPENSE
Deposits	3,671	4,079	5,724
Notes Payable	61	105	115
FHLB Advances	228	551	1,027
Subordinated Debentures	1,085	1,119	393
Federal Funds Purchased	—	4	107
Total Interest Expense	5,045	5,858	7,366

NET INTEREST INCOME	25,395	24,841	20,102
Provision for Loan Losses	1,100	3,900	2,100

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	24,295	20,941	18,002

NONINTEREST INCOME
Customer Service Fees	234	251	240
Net Gain on Sales of Available for Sale Securities	—	30	3
Other Income	774	705	1,476
Total Noninterest Income	1,008	986	1,719

NONINTEREST EXPENSE
Salaries and Employee Benefits	7,102	6,216	6,454
Occupancy and Equipment	1,055	979	713
Other Expense	2,766	8,063	2,579
Total Noninterest Expense	10,923	15,258	9,746

INCOME BEFORE INCOME TAXES	14,380	6,669	9,975
Provision for Income Taxes	3,709	1,690	2,532
NET INCOME	$10,671	$4,979	$7,443

EARNINGS PER SHARE
Basic	$0.38	$0.18	$0.26
Diluted	0.37	0.17	0.25
Dividends Paid Per Share	—	—	—

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Pre-Provision Net Revenue
Noninterest Income	$1,008	$986	$1,719
Less: Gain on sales of Securities	—	(30)	(3)
Total Operating Noninterest Income	1,008	956	1,716
Plus: Net Interest income	25,395	24,841	20,102
Net Operating Revenue	$26,403	$25,797	$21,818

Noninterest Expense	$10,923	$15,258	$9,746
Less: Amortization of Tax Credit Investments	(118)	(146)	(85)
Less: FHLB Advance Prepayment Fees	—	(5,613)	—
Total Operating Noninterest Expense	$10,805	$9,499	$9,661

Pre-Provision Net Revenue	$15,598	$16,298	$12,157

Plus:
Non-Operating Revenue Adjustments	—	30	3
Less:
Provision for Loan Losses	1,100	3,900	2,100
Non-Operating Expense Adjustments	118	5,759	85
Provision for Income Taxes	3,709	1,690	2,532
Net Income	$10,671	$4,979	$7,443

Average Assets	$2,940,262	$2,816,032	$2,317,040
Pre-Provision Net Revenue Return on Average Assets	2.15%	2.30%	2.11%

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Efficiency Ratio
Noninterest Expense	$10,923	$15,258	$9,746
Less: Amortization of Intangible Assets	(48)	(48)	(48)
Adjusted Noninterest Expense	$10,875	$15,210	$9,698
Net Interest Income	25,395	24,841	20,102
Noninterest Income	1,008	986	1,719
Less: Gain on Sales of Securities	—	(30)	(3)
Adjusted Operating Revenue	$26,403	$25,797	$21,818
Efficiency Ratio	41.2%	59.0%	44.4%

Adjusted Efficiency Ratio
Noninterest Expense	$10,923	$15,258	$9,746
Less: Amortization of Tax Credit Investments	(118)	(146)	(85)
Less: FHLB Advance Prepayment Fees	—	(5,613)	—
Less: Amortization of Intangible Assets	(48)	(48)	(48)
Adjusted Noninterest Expense	$10,757	$9,451	$9,613
Net Interest Income	25,395	24,841	20,102
Noninterest Income	1,008	986	1,719
Less: Gain on Sales of Securities	—	(30)	(3)
Adjusted Operating Revenue	$26,403	$25,797	$21,818
Adjusted Efficiency Ratio	40.7%	36.6%	44.1%

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Adjusted Noninterest Expense to Average Assets
Noninterest Expense	$10,923	$15,258	$9,746
Less: Amortization of Tax Credit Investments	(118)	(146)	(85)
Less: FHLB Advance Prepayment Fees	—	(5,613)	—
Adjusted Noninterest Expense	$10,805	$9,499	$9,661

Average Assets	$2,940,262	$2,816,032	$2,317,040
Adjusted Noninterest Expense to Average Assets	1.49%	1.34%	1.68%

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Tangible Common Equity and Tangible Common Equity/Tangible Assets
Common Equity	$279,171	$265,405	$248,143
Less: Intangible Assets	(3,248)	(3,296)	(3,439)
Tangible Common Equity	275,923	262,109	244,704

Total Assets	3,072,359	2,927,345	2,418,730
Less: Intangible Assets	(3,248)	(3,296)	(3,439)
Tangible Assets	$3,069,111	$2,924,049	$2,415,291
Tangible Common Equity/Tangible Assets	8.99%	8.96%	10.13%

Tangible Book Value Per Share
Book Value Per Common Share	$9.92	$9.43	$8.61
Less: Effects of Intangible Assets	(0.12)	(0.12)	(0.12)
Tangible Book Value Per Common Share	$9.80	$9.31	$8.49

Return on Average Tangible Common Equity
Net Income	$10,671	$4,979	$7,443

Average Common Equity	$272,729	$265,716	$250,800
Less: Effects of Average Intangible Assets	(3,276)	(3,323)	(3,466)
Average Tangible Common Equity	$269,453	$262,393	$247,334
Return on Average Tangible Common Equity	16.06%	7.55%	12.10%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Tangible Common Equity
Common Equity	$279,171	$265,405	$265,432	$257,190	$248,143
Less: Intangible Assets	(3,248)	(3,296)	(3,344)	(3,391)	(3,439)
Tangible Common Equity	$275,923	$262,109	$262,088	$253,799	$244,704

As of and for the Three Months Ended
December 31, 2020
Annualized ROA, Excluding Impact of FHLB Prepayment Fees
Net Income	$4,979
Add: FHLB Prepayment Fees	5,613
Less: Tax Impact	(1,336)
Net Income, Excluding Impact of FHLB Prepayment Fees	$9,256

Average Assets	$2,816,032
Annualized ROA, Excluding Impact of FHLB Prepayment Fees	1.31%

Annualized ROE, Excluding Impact of FHLB Prepayment Fees
Net Income	$4,979
Add: FHLB Prepayment Fees	5,613
Less: Tax Impact	(1,336)
Net Income, Excluding Impact of FHLB Prepayment Fees	$9,256

Average Equity	$265,716
Annualized ROE, Excluding Impact of FHLB Prepayment Fees	13.86%

Diluted Earnings Per Common Share, Excluding Impact of FHLB Prepayment Fees
Net Income	$4,979
Add: FHLB Prepayment Fees	5,613
Less: Tax Impact	(1,336)
Net Income, Excluding Impact of FHLB Prepayment Fees	$9,256

Diluted Weighted Average Shares Outstanding	$28,823,384
Diluted Earnings Per Common Share, Excluding Impact of FHLB Prepayment Fees	$0.32